SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 12, 2007

IMPERIAL SUGAR COMPANY

(Exact name of registrant as specified in its charter)

TEXAS	000-16674	74-0704500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE IMPERIAL SQUARE P. O. BOX 9 SUGAR LAND, TEXAS	77487
(Address of principal executive offices)	(Zip Code)

(281) 491-9181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On February 12, 2007, Imperial Sugar announced the appointment of John Sheptor, age 48, as executive vice president and chief operating officer. In this capacity, Mr. Sheptor will be responsible for all operations and supply chain logistics, commodities management as well as sales, marketing, and customer service that supports the Company’s evolving go-to-market strategies. Prior to joining the Company, Mr. Sheptor was executive vice president of Merisant Worldwide, Inc., the distributor of Equal®, from 2001 to 2004 where he led all global operations, including manufacturing, research and development and information technologies. Prior to that position, he held supply chain and manufacturing positions for Monsanto Company with a substantial international focus. Most recently, he was chief operating officer for the Partnership for Supply Chain Management, a NGO funded by the President’s Emergency Plan for Aids Relief, and focused on improving health care and pharmaceutical management in the developing world. Mr. Sheptor received a B.S. degree from Rensselaer Polytechnic Institute and a M.B.A. degree from Tulane University.

Mr. Sheptor will receive compensation in the amount of $350,000 annual base salary and will be eligible for a bonus with a target amount of 60% of his annual base salary. Additionally, the Company granted Mr. Sheptor 25,000 shares of restricted stock on February 12, 2007. One-fourth of the shares of restricted stock vest equally on each of the first four anniversaries of the grant date. The Company expects to enter into a Change in Control Agreement with Mr. Sheptor substantially in the form listed as Exhibit 10(a)(8) to the Company’s Annual Report on Form 10-K for the year ended September 30, 2006.

The Company issued a press release, dated February 12, 2007, announcing Mr. Sheptor’s appointment which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

99.1	Press release issued by Imperial Sugar Company dated February 12, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPERIAL SUGAR COMPANY

Date: February 15, 2007	By:	/s/ H. P. Mechler
H. P. Mechler
Senior Vice President and Chief Financial Officer